UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 29, 2013

Stemline Therapeutics, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35619 (Commission File Number)	45-0522567 (IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

 (Address of Principal Executive Offices)

(646) 502-2310

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 25, 2013, Mr. Kenneth Hoberman was appointed as the Chief Operating Officer of Stemline Therapeutics, Inc. (“Stemline”).

Kenneth Hoberman, age 48, has served as Stemline’s Vice President of Operations since March 2012.  From 2004 to 2012, Mr. Hoberman was Vice President of Corporate and Business Development of Keryx Biopharmaceuticals, Inc., where he was instrumental in securing multiple sources of capital including over $200 million in equity investments through public and private offerings.  He also initiated and executed a $100 million strategic alliance and originated, negotiated and closed dozens of licensing and operational contracts, and helped grow the company to a $900 million market capitalization at its peak.  Previously, he was Managing Director at Hawkins BioVentures, a healthcare advisory firm.  Mr. Hoberman received a B.S.B.A. in Finance from Boston University and completed post-baccalaureate studies at Columbia University.

No family relationships exist between Mr. Hoberman and any of our directors or other executive officers. There are no arrangements between Mr. Hoberman and any other person pursuant to which Mr. Hoberman was selected as an officer, nor are there any transactions to which Stemline is or was a participant and in which Mr. Hoberman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The terms of Mr. Hoberman’s employment are being finalized and will be set forth in an employment agreement with Stemline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stemline Therapeutics, Inc.
(Registrant)

By	/s/ Ivan Bergstein
Ivan Bergstein
Chairman, President and Chief Executive Officer

Date:  March 29, 2013